Exhibit 10.17

XXXXX INDICATES MATERIAL THAT WAS OMITTED AND FOR WHICH CONFIDENTIAL TREATMENT WAS REQUESTED. ALL SUCH OMITTED MATERIAL WAS FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24b-2 PROMULGATED UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is made this 8th day of April, 2008 (the “Effective Date”), by and between Koosharem Corp., a California corporation d/b/a Select Staffing located at 3820 State Street, Santa Barbara, CA 93105 (“Select”) and ClearPoint Resources, Inc., a Delaware corporation located at 1600 Manor Drive, Suite 110, Chalfont, PA 18914 (“CPR”). CPR and Select may be referred to herein each as a “Party” and collectively as the “Parties.”

B A C K G R O U N D

WHEREAS, CPR is a leading provider of workforce management solutions. CPR’s iLabor Network technology solution is a web-based portal in which third party clients can purchase, and third party vendors can sell, temporary staffing services (the “Network”). The Network streamlines and optimizes the complex processes involved in procuring and managing a contingent workforce; and

WHEREAS, Select, a leading, full-service staffing company, desires to (i) obtain a license to use the Network as a hosted, front-office tool, (ii) supply qualified temporary staffing personnel to the Network, and (iii) submit work orders as a client desiring to procure temporary staffing personnel from the Network, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual covenants and promises hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Select and CPR, intending to be legally bound hereby, agree as follows:

1. Definitions. In addition to the capitalized terms otherwise defined herein, the following terms have the following meanings when used herein.

(a) “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling or controlled by, or under direct or indirect common control with, such Person. For purposes of this definition, a Person shall be deemed to control another Person if it owns or controls more than fifty percent (50%) of the voting equity of the other Person (or other comparable ownership if the Person is not a corporation).

(b) “Change of Control” shall mean (i) a sale, lease or transfer of all or substantially all of Select’s assets, or (ii) any consolidation, merger, sale of stock, share exchange or other disposition by Select (or its shareholders), either in one or a series of transactions, in which the holders of Select’s voting securities outstanding immediately prior to such consolidation, merger, sale of stock, share exchange or other disposition do not in the aggregate hold a majority of the voting securities of the surviving or resulting entity outstanding immediately following such consolidation, merger, sale of stock, share exchange or other disposition.

(c) “Encumbrance” or “Encumber” shall mean any lien, mortgage, security interest, pledge, restriction on transferability, option, right of first refusal, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

(d) “Event” shall mean (i) a material breach of this Agreement by Select, where such material breach remains uncured for a period of fifteen (15) days following Select’s receipt of written notice of such breach, (ii) a failure of Select to make any payment required hereunder to CPR when due, where such failure to pay remains uncured for a period of five (5) days following the due date; provided, however, use of the cure period more than three (3) times in any rolling twelve (12) month period shall result in the elimination of the cure period for a period of six (6) months, (iii) if Select dissolves, liquidates or winds up its operations, whether voluntarily or involuntarily, (iv) if Select ceases to function as a going concern or to conduct operations in the normal course of business, (v) if Select shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary petition for bankruptcy or shall suffer appointment of a temporary or permanent receiver, trustee or custodian for all or a portion of its assets, (vi) if Select has a petition or action filed against it under any bankruptcy or insolvency law which petition or action has not been dismissed or set aside within sixty (60) days of its filing, (vii) if Select makes an assignment for the benefit of its creditors, (viii) upon a Change of Control, or (ix) the occurrence of a default or breach or an event that, with the giving of notice and/or the passage of time, would constitute a default or breach under any other written agreement between CPR and Select dated as of the date hereof.

(e) “iLabor Revenue Fee” shall mean the net of the amount billed by Select to the end-user client under Section 3(b) hereof, or the net of the amount billed by CPR to clients referred by Select and serviced directly by CPR through the Network, as the case may be, less the amount paid to the respective Supplier.

(f) “Law” means each provision of any currently existing federal, state, local or foreign, civil and criminal law, statute, law, ordinance, order, code, rule, regulation or common law, promulgated or issued by any governmental authority (including, but not limited to, any environmental law, occupational safety and health laws and/or the WARN Act), as well as any judgments, decrees, injunction or agreements issued or entered into by any governmental authority.

(g) “Person” shall mean any individual or natural person, business trust, corporation, partnership, joint venture, limited liability company, joint stock company, proprietorship, association, trust or unincorporated organization or government agency or political subdivision thereof or any other legal entity of whatever nature.

(h) “Territory” shall mean the continental United States.

2. License.

(a) Grant of License. Subject to the terms and conditions set forth herein, CPR hereby grants to Select a non-exclusive, non-transferable right and license without the right to sublicense (the “License”) to use the Network within the Territory, during the Term (as defined below), in a hosted manner as a front-office tool. The License shall include a right to all upgrades and maintenance pertaining to the Network.

(b) Restrictions on Use. Select shall not (i) permit any unauthorized Persons to use or have access to the Network or any portion thereof, whether by timesharing, networking or by any other means, (ii) create a system, technology or platform similar to the Network, (iii) translate, decompile, disassemble, or reverse engineer the Network or its technology or otherwise attempt to derive the source code of the Network, (iv) assign, sublicense, lease, Encumber or otherwise transfer use of the Network or any portion thereof, or (v) remove any copyright, trademark, patent or other proprietary notices from the Network or any portion thereof.

(c) Retention of Rights. CPR exclusively retains and owns all right, title and interest in and to the Network, any underlying technology and any and all intellectual property rights therein, notwithstanding any alleged contribution of Select thereto. All rights not expressly granted herein are reserved by CPR. Nothing in this Agreement shall confer to Select any right, title or interest in the Network, any underlying technology or any intellectual property rights therein. Select shall not take any action that would infringe upon, dilute or conflict with CPR’s right and ownership in the Network.

(d) Export Controls. Select agrees to comply strictly and fully with all export and import controls imposed on the Network and underlying technology by any country or organization of nations within whose jurisdiction Select operates or does business, including but not limited to the United States. Select shall not submit the Network or underlying technology to any government agency for licensing consideration or other regulatory approval without the prior written consent of CPR.

3. iLabor Services.

(a) iLabor Supplier.

(i) Services. Select hereby agrees to become a supplier of qualified temporary personnel (“Temp(s)”) to third party clients (a “Client”) through the Network and to fulfill all agreed-upon orders for Temps accepted and agreed to by Select through the Network. The terms of any individual project in which Select supplies Temps to a Client (a “Project”) will be outlined on the Network and/or in a Project acceptance document, and shall be agreed to separately on a Project-by-Project basis. CPR reserves the right to cancel, without liability, an order for Temps at any time prior to placement of the Temps with a Client. CPR is not, and shall not be deemed to be, the employer of any Temp.

(ii) Termination. If a Client terminates its engagement with CPR, and Select is performing services for such Client, then upon notification by CPR (the “Notice”) Select shall immediately cease performing services for such Client and CPR shall be responsible to pay Select only for services performed prior to receipt of the Notice by Select; provided, however, if Select opts to continue to provide such services following receipt of the Notice, then CPR shall not be responsible to pay Select for such services performed after receipt of the Notice.

(iii) Compensation; Payment Terms; Insurance; Taxes. For services performed in accordance with the Project requirements, CPR will pay Select for billable work hours approved by the Client at the agreed-upon hourly bill rate (the “Supplier Fee”). CPR will pay Select its Supplier Fee within fourteen (14) business days of receipt of payment from Client. Select will carry and maintain sufficient workmen’s compensation, liability and other insurance customary in this industry (and, in any case, no less than is required by Law) covering all Temps placed with a Client. Select will be solely responsible for the payment of all Temp wages, benefits, applicable taxes (including, but not limited to, social security, federal, state, local or any other employee payroll taxes) and insurance costs (including workers’ compensation insurance) arising from Select’s performance of the services requested by Client. Select shall use either CPR’s web-based computer program for time reporting or one comparable and agreeable to by CPR and Select (Select may utilize its Tymetrics system for time reporting so long as that system can upload the information in a excel spreadsheet format to CPR’s system).

(b) iLabor Client.

(i) Services. CPR shall permit Select to use the Network to find and select third-party, temporary personnel vendors (the “Suppliers”) to fulfill orders for Select’s end-user client. Select shall not know the identification of the bidding Suppliers. CPR shall use commercially reasonable efforts to provide Select with Temps through the selected Supplier. All orders for Temps (including Supplier selection and rate agreement) shall occur through the Network. Select shall pay the rate that it agrees to in the Network. Select shall submit all orders in the format reasonably requested by CPR and orders must be submitted no later than 9:00 p.m. (EST) to be considered for posting on the following day.

(ii) Fees; Invoices. Each week, all Supplier submitted timesheets will be provided to Select for approval, which Select shall approve promptly and in a timely fashion, but in any event no later than Wednesday (5:00 p.m. EST) of the week following the week for which the timesheet applies. Once approved (“Approved Time”), CPR shall submit an invoice to Select identifying the Approved Time, the rate agreed to by Select on the Network and the services provided. Select shall pay CPR for all Approved Time at the agreed upon rate within fourteen (14) business days of receiving an invoice from CPR. Interest on late payments shall accrue at the rate of three-quarters of a percent (.75%) per month. Select shall indemnify CPR for all reasonable attorneys’ and other fees and expenses incurred in collecting unpaid invoices. CPR shall pay each Supplier following receipt of payment from Select.

4. Audit.

(a) Each Party shall have the right, during the Term and for a period of two (2) years thereafter, upon reasonable notice to the other Party to audit the other’s books and records and each Party shall make such books and records relating only to this Agreement and the obligations hereunder available to the other at such time or times requested for inspection and audit to permit the inspecting Party’s evaluation and verification of compliance by the non-inspecting Party of its respective obligations under this Agreement. Except as otherwise provided herein, each Party will bear its own costs in connection with such audit.

(b) Such records subject to audit shall also include those records necessary to evaluate and verify direct and indirect costs (including overhead allocations), as they may apply to costs associated with the Agreement. In those situations where records have been generated from computerized data, whether mainframe, mini-computer, or PC based computer systems, each Party agrees to provide the other Party or its representatives with extracts of data files in computer readable format on data disks or suitable alternative computer data exchange formats. Audits may require inspection and photo copying of selected documents from time-to-time at reasonable times and places.

(c) If any such audit undertaken pursuant to the terms of this Agreement discovers material discrepancies then the Party at fault shall bear the cost of such audit and shall reimburse the other Party for any reasonable costs incurred with said audit in addition to the liabilities it shall bear as a result of its non-compliance.

5. Compensation.

(a) Capital Set-up Fee. In consideration of the License granted herein, Select shall pay to CPR a non-refundable set-up fee equal to One Million Two Hundred Thousand U.S. Dollars ($1,200,000) (the “Set-up Fee”) in immediately available funds, payable as follows: (i) $900,000 on the Effective Date, and (ii) $300,000 on July 1, 2008.

(b) iLabor Client Fee Split. For all work orders referred by Select to the Network pursuant to Section 3(b) hereof, CPR and Select shall split the monthly iLabor Revenue Fee (in each case, a “Split Ratio”) as follows: (i) for monthly iLabor Revenue Fees up to XXXXX, then a Split Ratio of XXXXX—XXXXXX, with XXXXX going to Select and XXXXX going to CPR, and (ii) for monthly iLabor Revenue Fees equal to or exceeding XXXXX, then a Split Ratio of XXXXX—XXXXX for the portion equal to or exceeding XXXXX; with XXXXX going to Select andXXXXX going to CPR (the foregoing (i) and (ii) collectively referred to herein as “Initial Split Ratios”); provided, however, if Select exercises any claw back or similar right greater than $6,800,000 in value in any other written agreement between CPR and Select dated as of the date hereof, then from that time period forward the Split Ratio under subsection (i) above only shall be XXXXX—XXXXX with XXXXX going to Select and XXXXX going to CPR; provided, further, that upon the earlier of either (w) the payment of $16,800,000 to CPR under any other written agreement between CPR and Select dated as of the date hereof, (x) the payment of $16,800,000 (less any amounts deducted or deductible pursuant to any claw back or similar right) to CPR under any other written agreement between CPR and Select dated as of the date hereof, (y) the occurrence of an Event, or (z) expiration of the Initial Term, then the Split Ratio for all orders thereafter shall be XXXXX—XXXXX , with XXXXX going to Select and XXXXX going to CPR. Select shall be permitted to take the fees earned from its respective Initial Split Ratios and utilize such earned fees to reduce the fees owed under any other written agreement between CPR and Select dated as of the date hereof by allocating XXXXX percent (XXXXX) to the payments due two (2) months hence (except for April and May, 2008, which shall be applied beginning in August, 2008) and XXXXX percent (XXXXX) to the final payments starting from the last and working backwards.

(c) Late Payments. Interest on late payments shall accrue at the rate of one percent (1%) per month. Select shall indemnify CPR for all reasonable attorneys’ and other fees and expenses incurred in collecting unpaid amounts due under this Section 5.

6. Qualified Order Fee.

(a) Select shall be paid a fee (a “Qualified Order Fee”) if CPR cannot present candidates for a Qualified Order (as defined below). CPR, upon being presented an order for a Temp by Select, shall have 48 hours to decide whether to qualify such order or not, and in which Basket (as defined below) to place such order. To be considered a “Qualified Order” it shall meet two conditions: (i) the position must be equivalent to one which had been previously filled by Select for an existing or active customer of Select prior to the submittal to CPR, and (ii) the order shall include at least a XXXXX percent (XXXXX) mark-up for all clerical positions or a markup sufficient to guarantee CPR a margin spread for all non-clerical positions to be determined by CPR, in CPR’s sole discretion and good faith, to be at least a XXXXX percent (XXXXX) margin spread. If CPR qualifies an order for a Temp, it will further determine which Basket such order will be classified as, and the Basket determines how long CPR has to present to Select a candidate’s name and qualifications (“Deadline”), and the number of hours (the “Hours”) used in the calculation of the Qualified Order Fee, which in any case shall not be more than the actual hours in the work order, should CPR not meet the respective Deadline. If the candidate is rejected by Select or the end-user client, then CPR’s obligation is still considered satisfied and no Qualified Order Fee shall be charged. For orders classified as “Basket 1”, the Deadline is XXXXX hours and the Hours are XXXXX; for orders classified as “Basket 2”, the Deadline is XXXXX days and the Hours are XXXXX; for orders classified as “Basket 3”, the Deadline is XXXXX days and the Hours are XXXXX; for orders classified as “Basket 4”, the Deadline is XXXXX days and the Hours are XXXXX; where any of Basket 1, Basket 2, Basket 3 and Basket 4 are referred to as a “Basket”. Any orders that are not qualified by CPR as a Qualified Order, or if CPR does not respond to Select, as discussed below, within 48 hours, the order will be qualified as a “Will Try” order. For Qualified Orders, if CPR has not presented a candidate to Select by the Deadline, then the Qualified Order Fee for that month shall be calculated as the respective Hours for that order times the hourly bill rate for that order (the product of which is the “Gross Qualified Orders”) times XXXXX. Further, for any Qualified Order where CPR does not present a candidate by the appropriate Deadline, then the Split Ratio shall beXXXXX—XXXXX , with XXXXX going to Select and XXXXX going to CPR. For any order qualified as Will Try, the Split Ratio shall be XXXXX—XXXXX, with XXXXX going to Select and XXXXX going to CPR, unless a higher Split Ratio in favor of CPR is required elsewhere under this Agreement. If Select fills a Qualified Order prior to CPR, then Select shall notify CPR and no Qualified Order Fee shall be charged.

(b) All valid, undisputed Qualified Order Fees earned under this Agreement and all valid, undisputed fees earned by Select from Split Ratios will be used by Select to offset any amounts owing to CPR under this Agreement, or other written agreement between CPR and Select dated as of the date hereof, up to and not exceeding $300,000 per month, not to exceed, in the aggregate, the lesser of (x) $16,800,000 (less amounts previously paid), or (y) $16,800,000 (less any amounts deducted or deductible pursuant to any claw back or similar right and less amounts previously paid). Should Select rightfully offset any amounts owing to CPR outside of this Agreement, the monthly or aggregate credit maximums in the immediately preceding sentence shall be reduced by the same amount on a dollar-for-dollar basis. CPR shall never be required to refund monies previously paid by Select to CPR due to credits or offsets sought by Select. At no time shall any credits or offsets taken be greater than the amounts due and owing under any other written agreement between CPR and Select dated as of the date hereof.

(c) The qualification of an order as a Qualified Order and the determination of which Basket such order shall be assigned to must be provided in writing or over the Network (to the extent that CPR has provided that functionality) by CPR to Select within 48 hours of receiving such order, or such order will automatically be classified as Will Try.

(d) Any orders where there is a competitive bid shall be excluded from this Section 6.

(e) This Section 6 shall terminate and no longer be effective upon the earlier of either (i) the payment of $16,800,000 to CPR under any other written agreement between CPR and Select dated as of the date hereof, (ii) the payment of $16,800,000 (less any amounts deducted or deductible pursuant to any claw back or similar right) to CPR under any other written agreement between CPR and Select dated as of the date hereof, (iii) the occurrence of an Event, or (iv) the expiration of the Initial Term.

7. Term and Termination.

(a) Term. Unless sooner terminated in accordance with this Section 7, the initial term (the “Initial Term”) of this Agreement shall begin on the Effective Date and shall continue for a period of six (6) years and shall, after the Initial Term, automatically renew from time to time for successive one (1) year terms (each a “Renewal Term”) unless any party hereto shall provide the other party hereto with a written notice of termination at least sixty (60) days prior to the termination date of the then current term (whether it be the Initial Term or any Renewal Term). The Initial Term and any Renewal Term are referred to collectively as the “Term”.

(b) Termination. CPR may immediately terminate this Agreement during the Initial Term upon (i) a material breach of this Agreement by Select, where such material breach remains uncured for a period of fifteen (15) days following Select’s receipt of written notice of such breach, (ii) a failure of Select to make any payment required hereunder to CPR when due, where such failure to pay remains uncured for a period of five (5) days following the due date; provided, however, use of the cure period more than three (3) times in any rolling twelve (12) month period shall result in the elimination of the cure period for a period of six (6) months, or (iii) the occurrence of an Event. Any Party hereto may immediately terminate this Agreement during any Renewal Term (1) a material breach of this Agreement by the other Party, where such material breach remains uncured for a period of fifteen (15) days following such other Party’s receipt of written notice of such breach, (2) a failure of the other Party to make any payment required hereunder when due, where such failure to pay remains uncured for a period of five (5) days following the due date; provided, however, use of the cure period more than three (3) times in any rolling twelve (12) month period shall result in the elimination of the cure period for a period of six (6) months, or (3) with written notice (A) if the other party dissolves, liquidates or winds up its operations, (B) if the other party ceases to function as a going concern or to conduct operations in the normal course of business, (C) if the other party shall become insolvent, or shall ask its creditors for a moratorium, or shall file a voluntary petition for bankruptcy or shall suffer appointment of a temporary or permanent receiver, trustee or custodian for all or a portion of its assets, (D) if the other party has a petition or action filed against it under any bankruptcy or insolvency law which petition or action has not been dismissed or set aside within sixty (60) days of its filing, (E) if the other party makes an assignment for the benefit of its creditors, or (F) if anything occurs which, under the law of any jurisdiction, is analogous to any of the acts or events specified in subsections (A) – (F) above.

(c) Obligations of Select upon Termination or Expiration. After any expiration or termination of this Agreement: (i) Select shall discontinue using the Network, and (ii) each Party shall return to the other any Confidential Information (as defined below) and other materials provided to such Party by the other in whatever form (including all copies or embodiments thereof). In any case, neither Party shall use any Confidential Information for a period of five (5) years following the termination of this Agreement.

(d) Duties Following Termination or Expiration. Following termination or expiration of this Agreement, neither Select nor CPR shall have any further right, liability or obligation hereunder except for (i) the Parties’ respective rights, liabilities or obligations under Sections 2(b), 2(c), 2(d), 4, 7(c), 7(d), 8, 9, 11, 12 and 13, and (ii) Select’s obligation to pay any monies due and owing to CPR hereunder as of the effective date of termination or expiration.

8. Representations and Warranties; Disclaimer.

(a) Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows: (i) it is a corporation duly organized, validly existing and in good standing under the laws of it state of incorporation, (ii) it has full power and corporate authority to execute and deliver this Agreement and to perform its obligations required hereunder, (iii) the execution and delivery of this Agreement and the performance of its duties hereunder shall not result in a breach of, or constitute a default under (whether or not any requirement for the giving of notice, the lapse of time, or both, or any other condition precedent therein set forth, has been satisfied), any agreement or understanding, oral or written, to which it may be bound, and (iv) this Agreement represents a valid, legally binding obligation on it and is enforceable against it in accordance with its terms.

(b) Disclaimer of Warranties. EXCEPT AS EXPRESSLY PROVIDED HEREIN, CPR DOES NOT MAKE ANY OTHER WARRANTIES WITH RESPECT TO THE NETWORK AND DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, STATUTORY OR OTHERWISE, INCLUDING WITHOUT LIMITATION WARRANTIES OF

NON-INFRINGEMENT, MERCHANTABILITY, QUALITY, CONDITION, PERFORMANCE AND FITNESS FOR A PARTICULAR PURPOSE. CPR DOES NOT WARRANT THAT THE NETWORK WILL MEET ALL OR ANY OF SELECT’S REQUIREMENTS OR THAT THE USE OF THE NETWORK WILL BE UNINTERRUPTED OR ERROR FREE. CPR SHALL NOT BE RESPONSIBLE FOR LOSS OF DATA FILES FROM ANY CAUSE WHATSOEVER. SELECT SHALL PROTECT ITSELF FROM SUCH LOSS BY MAKING COPIES OF ALL DATA ON A REGULAR BASIS AND BY HAVING A PROCEDURE THAT ALLOWS IT TO REVERT TO A PREVIOUS COPY, SHOULD THAT EVER BE NECESSARY.

9. Indemnification.

(a) Select shall indemnify, defend and hold harmless CPR and its parent and subsidiary companies, and its and their respective officers, directors, shareholders, Affiliates, employees, representatives, agents, successors and assigns (collectively, the “CPR Indemnified Parties”), from any and all liabilities, judgments, costs, losses, damages and expenses (including reasonable attorneys’ fees, court costs and costs of investigation) (collectively, the “Liabilities”), in connection with any claim, suit, action, judgment or other proceeding brought or threatened by a third party against any of the CPR Indemnified Parties, and relating to, based upon or arising out of or in connection with (i) any breach by Select of its obligations hereunder or representations, warranties, covenants or agreements made in this Agreement by Select, or (ii) any act or omission on the part of Select.

(b) CPR shall defend and indemnify and hold harmless Select and its parent and subsidiary companies, and its and their respective officers, directors, shareholders, Affiliates, employees, representatives, agents, successors and assigns (collectively, the “Select Indemnified Parties”), from any and all Liabilities in connection with any claim, suit, action, judgment or other proceeding brought or threatened by a third party against any of the Select Indemnified Parties, and relating to, based upon or arising out of or in connection with (i) any breach by CPR of its obligations hereunder or representations, warranties, covenants or agreements made in this Agreement by CPR, or (ii) any act or omission on the part of CPR.

(c) As a condition to the indemnity obligations set forth in this Section 9, the indemnified party shall (i) promptly notify the indemnifying party in writing of any claim or action subject to such indemnity obligations, (ii) permit the indemnifying party to assume sole control over the litigation and/or settlement thereof, provided, however, that the indemnifying party will not, without the indemnified party’s prior written consent, agree to any settlement or compromise that would require the indemnified party to make any payments or bear any obligations, and (iii) reasonably cooperate with the indemnifying party, at the indemnifying party’s expense, in defense of such claim or action.

10. Force Majeure. Except with respect to monetary obligations, neither Party shall be liable under this Agreement to the other Party by reason of any failure or delay in the performance of this Agreement or the Network on account of strikes, riots, fires, flood, storm, explosions, armed conflict or economic dislocation resulting therefrom, embargos, facilities or transportation, labor difficulties, actions of any civil or military authorities, acts of God or a public enemy, telecommunications failures, war, earthquakes, other catastrophic events, governmental rules or laws, and any other causes that are unforeseeable or outside the reasonable control of either Party.

11. Relationship of the Parties. The parties hereto expressly acknowledge that Select and CPR are independent contractors in the performance of each and every part of this Agreement and nothing in this Agreement shall be construed as creating the relationship of employer and employee, master and servant, franchisor and franchisee, principal and agent, joint venture or partnership between the Parties hereto. Select is solely responsible for all of its employees and agents and its labor costs and expenses arising in connection therewith including, but not limited to, any and all payroll, payroll taxes, unemployment taxes, workers’ compensation insurance premiums and workers’ compensation claims.

12. Confidentiality.

(a) Each Party hereto (the “Recipient”) shall keep confidential and not disclose to any third party or use for its own benefit, except as expressly permitted herein, or for the benefit of any third party, any Confidential Information disclosed by the other Party hereto (the “Disclosing Party”) to it, or any Confidential Information to which the other Party has access or an opportunity to gain knowledge. Each party hereto agrees to secure and protect the Confidential Information of the other Party hereto in the same manner as it would secure and protect its own Confidential Information and agrees to take appropriate action by instruction or agreement with its agents who are permitted access to the Confidential Information to satisfy its obligations hereunder. Each Party hereto shall cooperate with and assist any other Party in identifying and preventing any unauthorized use, copying or disclosure of the Confidential Information.

(b) The term “Confidential Information” as used in this Agreement shall mean any proprietary or confidential information, whether in verbal, written or some other tangible medium, including, but not limited to, any prospective business opportunities, technical data, trade secrets, know-how, assets, operations, finances, technologies, patents, copyrights, trademarks, techniques, drawings, sketches, models, inventions, processes, apparatus, equipment, algorithms, formulae, software, research, experimental work, products, service plans, markets and market studies, design details and specifications, engineering information, procurement requirements, customer lists, customers, pricing and cost information, business forecasts, sales, distribution, merchandising and marketing plans and information; provided, however, such term shall not include (i) information which, at the time of disclosure, is already known or available to the public, can be obtained from public sources or is otherwise in the public domain, (ii) information which, after disclosure, becomes known or available to the public through no breach by the Recipient of this Agreement, (iii) information already in the Recipient’s possession at the time of disclosure, as evidenced by competent written records of the Recipient, (iv) information which was independently developed by or for the Recipient without the use of or reliance on the Disclosing Party’s Confidential Information, as evidenced by competent written records of the Recipient, (v) information received by the Recipient from another person or entity who is not known by the Recipient to be under an obligation to keep the same confidential, or (vi) information required to be disclosed in accordance with applicable Law, securities regulations, securities exchange rules and regulations and other similar regulatory authorities.

(c) Each Party hereto expressly acknowledges that the remedy at law for any breach of this Section 12 will be inadequate, and that, upon any such breach or threatened breach, the non-breaching Party shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, in equity or otherwise, and to enforce the specific performance of the breaching Party’s obligations under these provisions without the necessity of proving the actual damage to the non-breaching Party or the inadequacy of a legal remedy. The rights conferred upon the Parties hereto by the preceding sentences shall not be exclusive of, but shall be in addition to, any other rights or remedies which the Parties hereto may have at law, in equity or otherwise.

13. Miscellaneous.

(a) Severability. If any provision of this Agreement shall be declared by any court of competent jurisdiction to be illegal, void or unenforceable, all other provisions of this Agreement shall not be affected and shall remain in full force and effect to the extent allowed by law. Under such circumstances, the Parties hereto request that such court reform the provisions hereof in a manner to cause them to be enforceable as closely as possible to the way originally written.

(b) Counterpart. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. This Agreement may be executed by facsimile signature.

(c) Notice. All notices, requests, demands, payments and other communications which are required or may be given under this Agreement shall be in writing and shall be deemed to have been duly given on receipt if delivered personally, two days after being sent by a nationally recognized overnight carrier, or three days after being mailed by certified mail, postage prepaid, return receipt requested. Refusal to accept any notice given under this Section 13(c) shall be deemed receipt. Notices shall be sent to the following addresses or to such other address as a Party may specify in a notice pursuant to this Section 13(c):

If to Select:

Select Staffing

3820 State Street

Santa Barbara, CA 93105

Attn: Steve Sorensen

With a Copy to:

Select Staffing

3820 State Street

Santa Barbara, CA 93105

Attn: General Counsel

If to CPR:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: Michael Traina, CEO

With a Copy to:

ClearPoint Resources, Inc.

1600 Manor Drive, Suite 110

Chalfont, PA 18914

Attn: General Counsel

(d) Waiver. A waiver by any Party hereto of a breach or a default of any provision of this Agreement shall not constitute or be construed as a waiver of any succeeding breach of the same or any other provision, nor shall any delay or omission on the part of any Party hereto to exercise or avail itself of any right, power or privilege that it has, or may have hereunder, operate as a waiver of any right, power or privilege by such Party.

(e) Entire Agreement; Amendment. This Agreement (i) shall constitute the binding agreement between the Parties hereto, (ii) shall represent the entire agreement between the Parties hereto and supersede all prior understandings and agreements, written or oral, relating to the subject matter contained herein, and (iii) may not be modified or amended except in writing signed by all of the Parties hereto.

(f) Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Pennsylvania, without regard to its conflicts of laws’ principles. The parties hereby consent to the co-exclusive personal and subject matter jurisdiction of the federal and state courts sitting in either the Eastern District of Pennsylvania or Central District of California in any dispute arising under this Agreement.

(g) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Neither Party shall assign this Agreement (whether by operation of law, merger or otherwise) without the prior written consent of the other Party, such consent not to be unreasonably withheld.

(h) Certain Matters of Construction. The terms “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular section, paragraph or subdivision. Any pronoun used shall be deemed to cover all genders. Wherever appropriate in the context, terms used herein in the singular also include the plural and vice versa. All references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this License Agreement has been executed on behalf of each party by a duly authorized officer.

CPR:

CLEARPOINT RESOURCES, INC.

By:	/s/ Michael Traina
Name:	Michael Traina
Title:	CEO

SELECT:

KOOSHAREM CORP. D/B/A SELECT STAFFING

By:	/s/ Paul J. Sorensen
Name:	Paul J. Sorensen
Title:	President

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